EXHIBIT 4.6

PLEDGE AMENDMENT

This Pledge Amendment, dated August 11, 2009 is delivered pursuant to Section 6(d) of the Pledge Agreement referred to below.  All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Pledge Agreement.  The undersigned hereby certifies that the representations and warranties in Section 5 of the Pledge Agreement are and continue to be true and correct as to the instruments and shares pledged pursuant to this Pledge Amendment.  The undersigned further agrees that this Pledge Amendment may be attached to that certain Pledge Agreement, dated as of August 1, 2006, between undersigned, as Pledgor, and General Electric Capital Corporation, as administrative agent and collateral agent (the “Pledge Agreement”), and that the Pledged Shares listed on this Pledge Amendment shall be and become a part of the Pledged Collateral referred to in said  Pledge Agreement and shall secure all Secured Obligations referred to in said Pledge Agreement.

By: Access Digital Media Inc.

/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	Secretary

Name and Address of Pledgor	Pledged Entity	Class of Stock	Certificate Number(s)	Number of Shares
Access Digital Media, Inc. 55 Madison Avenue, Suite 300 Morristown, NJ 07960	Christie/Aix, Inc.	Common Stock	10	58,761